PKF
Accountants &
business advisers

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
of Infosmart Group, Inc.

We consent to the incorporation by reference in this Registration Statement on Form S-1 of Infosmart Group, Inc. of our report dated March 23, 2007 on our audit of the consolidated balance sheet of Infosmart Group, Inc. and Subsidiaries as of December 31, 2006 and the consolidated statements of income and cash flows for each of the two years in the period ended December 31, 2006, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our Firm under the caption "Experts" in the Prospectus.

PKF
Certified Public Accountants
Hong Kong, China

June 13, 2008

Tel 852 2806 3822 | Fax 852 2806 3712
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